EXHIBIT 99.1

Sharps Compliance Revenue Increases 34% to $7.6 million; Achieves Net Income of $120,000 in Fiscal 2014 Second Quarter

  Second quarter billings grew 31% to record $7.2 million with growth across all key market segments
  Sequential growth in quarterly revenue of 22%
  Professional market billings increase 38% over prior year second quarter and up 32% over comparative trailing twelve month period driven by solid traction from inside and online sales channel and joint marketing alliance wins
  Retail market billings up 28% over prior year second quarter and up 27% over comparative trailing twelve month period
  Balance sheet remains solid with a cash balance of $15.3 million and working capital of $16.5 million

HOUSTON, Jan. 28, 2014 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of solutions for the cost-effective management of medical waste, used healthcare materials and unused dispensed medications, today reported financial results for the second quarter and first six months of fiscal year 2014 ended December 31, 2013.

Revenue in the second quarter of fiscal 2014 was $7.6 million, a 34% increase as compared to revenue of $5.7 million in the same prior year quarter and a 22% increase sequentially. Net income for the fiscal 2014 second quarter was $0.1 million, or $0.01 per basic and diluted share, compared with a net loss of $0.4 million, or ($0.03) per basic and diluted share, for the corresponding prior year period.

Customer billings increased 31%, to $7.2 million compared to customer billings of $5.5 million in the prior year period, driven by solid growth in billings to the Pharmaceutical Manufacturer, Professional, Retail and Home Health Care markets. On a sequential basis, customer billings increased 8% compared to customer billings of $6.7 million in the first quarter of fiscal 2014, primarily related to growth in Pharmaceutical Manufacturer billings associated with resupply orders for several existing pharmaceutical manufacturer customers. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release.)

David P. Tusa, President and Chief Executive Officer of Sharps, commented, "We continue to make solid progress increasing the awareness of our Company as a full service provider of medical waste solutions, with particular focus on introducing our mailback solution as an effective alternative to traditional pick-up services in the small quantity generator sector. During the second quarter we achieved growth across all of our key markets, through our targeted sales and marketing initiatives and our ability to provide customized and comprehensive service to our customers. As point of care continues to shift from large waste generating traditional healthcare settings to smaller venues such as clinics, assisted living, self-injecting patients and home settings, Sharps is well positioned to gain market share. Our field, inside and web sales efforts are focused on educating the decision makers at alternate health care sites about the favorable economics, regulatory compliance and convenience provided by our solutions."

Focused sales and marketing initiatives continue to drive revenue

Pharmaceutical Manufacturer billings grew by 60% to $1.5 million in the second quarter of fiscal 2014 and sequentially, pharmaceutical billings more than doubled as compared to the first quarter of fiscal 2014. Second quarter billings in the pharmaceutical manufacturer segment included resupply orders for several existing patient support programs of the Company's pharmaceutical manufacturer customers.

Professional market billings grew 38%, to $1.3 million in the second quarter of fiscal 2014. The Company has focused its inside sales initiatives and promotional activities around educating doctors, dentists and veterinarians to the significant cost advantage and convenience of the Company's Sharps® Recovery mailback system when compared with the traditional pick-up service for the small quantity generator sector. The Company's inside and online sales channel, which is focused primarily on the Professional market, realized a 22% increase in billings to $0.9 million in the fiscal 2014 second quarter from $0.8 million in the prior-year period. Additionally, the Professional market was positively impacted by joint marketing alliance-related business during the current quarter.

Retail market billings increased 28% to $1.8 million, compared with $1.4 million in the prior year period, primarily related to a strong flu season driving increased demand for flu shots administered in the retail setting. The first and second quarters of the fiscal year were strong for the Company's retail segment reflecting heavy demand for flu shot disposal solutions. The level of sales in this segment for the March 2014 quarter will be driven by the strength and duration of the current flu season. The growing role of retail pharmacies in providing health care services is a key growth driver given Sharps' estimated 75% market share in this segment.

The Home Health Care market reflected solid growth over the prior year's quarter, increasing 15%, to $1.8 million. Second quarter Assisted Living billings were $0.4 million, a 10% increase compared to the prior-year period.

Steady operating performance

Gross margin improved to 35.2% in the second quarter of fiscal 2014 compared with gross margin of 29.7% in the second quarter of fiscal 2013. The improvement was driven by the leverage gained from higher revenue.

Selling, general and administrative (SG&A) expense increased to $2.45 million, or 32% of sales in the second quarter of fiscal 2014 as compared to $2.0 million, or 35% of sales in the second quarter of fiscal 2013. The reduced SG&A as a percentage of sales is the result of higher sales and operating leverage. SG&A for the second quarter of fiscal 2014 was negatively impacted by legal expenses of $0.2 million associated with our claim to the CDC related to the termination of a government contract, severance costs of $0.1 million for a former officer of the Company and increased sales and marketing-related spending.

For the second quarter of fiscal 2014, the Company generated operating income of $0.1 million compared with an operating loss of $0.4 million in the same period of the prior year.

Earnings before interest, taxes, depreciation, and amortization, or EBITDA, was $0.4 million for the second quarter of fiscal 2014 compared with an EBITDA loss of $0.2 million in the same period of the prior fiscal year. Sharps believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, provides additional information related to its operating performance.

First Half Fiscal 2014 Review

Sharps recorded revenue of $13.9 million in the first six months of fiscal 2014, an increase of 28% compared to revenue of $10.9 million in the first six months of fiscal 2013. Customer billings increased 27% to $13.9 million in the first half of 2014. Professional billings increased 42% to $2.8 million in the first six months of 2014 as compared to $2.0 million in the same prior year period. Pharmaceutical Manufacturer billings increased 40% to $2.1 million in the first half of fiscal 2014 as compared to $1.5 million in the first half of 2013. In the first six months of fiscal 2014, Retail billings grew 42% to $3.7 million as compared to $2.6 million in the first six months of fiscal 2013, primarily due to the timing of orders related to the traditional flu shot season. Nonetheless, sales to this market are trending upward as demonstrated by a 27% increase in trailing twelve months' sales when compared with prior year's trailing twelve month period. While this market is traditionally volatile quarter-by-quarter, due to variability in demand for flu shot solutions, the expansion of retail pharmacies' health care services, in general, helps drive growth for the Company.

Fiscal 2014 year to date gross margin was 36% as compared to gross margin of 30% in the first six months of fiscal 2013. SG&A expense increased to $4.5 million in the first half of fiscal 2014 as a result of the legal and severance expenses noted in the second quarter discussion as well as ongoing investment in sales and marketing initiatives. The Company recorded operating income of $0.25 million in the first half of fiscal 2014 as compared to an operating loss of $1.1 million in the first half of fiscal 2013.

Sharps achieved EBITDA of $0.8 million in the first six months of 2014 as compared to EBITDA loss of $0.5 million in the first six months of fiscal 2013. Net income in the first half of fiscal 2014 was $0.2 million or $0.02 per basic and diluted share, compared to a net loss of $1.1 million or ($0.07) per basic and diluted share in the first six months of fiscal 2013.

Financial flexibility and a strong balance sheet

Cash and cash equivalents were $15.3 million at December 31, 2013.  Working capital was $16.5 million at December 31, 2013, comparable with $16.6 million at the end of fiscal 2013. At December 31, 2013, stockholders' equity and total assets were $20.9 million and $25.4 million, respectively, compared with $21.1 million and $25.5 million, respectively, at June 30, 2013.

In January 2013, the Company's Board of Directors authorized a stock repurchase program for up to $3.0 million over a two-year period. During the quarter ended December 31, 2013, the Company repurchased 117,441 shares at an average price of $4.73 per share, for a total of approximately $555,000, bringing total shares repurchased under the program to 161,801 at a cost of $681,000.

Well positioned for growth and profitability

Mr. Tusa noted, "The healthcare landscape is changing and the amount of medical waste from the alternate site setting as well as self-injectable drug delivery is growing. We are also seeing changes in the regulatory environment that could positively impact our unused medication disposal business. The combination of these factors represents an opportunity for Sharps to grow our market share in the Home Health Care, Assisted Living, Professional and Pharmaceutical Manufacturer markets by providing our customized and cost effective solutions.  We are focused on growing our sales force and increasing spending on marketing initiatives to educate the market and increase awareness of our innovative solutions for our customers to maximize our presence in these growing, addressable markets."

Second quarter fiscal year 2014 webcast and conference call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed domestically by dialling (877) 407-0782 and international callers should dial (201) 689-8567. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers.  Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available through February 28, 2014. To listen to the replay, domestic callers should dial (877) 660-6853 and international callers should dial (201) 612-7415 and enter conference ID number 13574718. A transcript will also be posted to Sharps' website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service provider of comprehensive medical waste management services throughout North America. Its strategy is to capture a large part of the estimated $3.8 billion untapped market for its solutions by targeting the major agencies that are interrelated with this medical waste stream, including pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, the U.S. government and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps® Recovery System is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used healthcare materials. The Company has partnered with Daniels Sharpsmart in a joint marketing alliance to serve the entire U.S. medical waste market, addressing small and large quantity medical waste generators with highly cost-effective and compliant solutions. Its innovative offerings serve the needs of healthcare and physician's facilities, dental groups and veterinarians that have multi-site and multi-size locations.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe harbor statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information, EBITDA and non-GAAP net income (loss) per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three-Months Ended December 31,			Six-Months Ended December 31,
	(Unaudited)			(Unaudited)
	2013	2012	% Change	2013	2012	% Change

Revenue	$ 7,649	$ 5,717	33.8%	$ 13,922	$ 10,870	28.1%

Cost of revenue	4,960	4,017	23.5%	8,908	7,618	16.9%
Gross profit	2,689	1,700	58.2%	5,014	3,252	54.2%
Gross margin	35.2%	29.7%		36.0%	29.9%
SG&A expense	2,452	2,020	21.4%	4,531	4,100	10.5%
Depreciation and amortization	117	111	5.4%	233	224	4.0%

Operating income (loss)	120	(431)		250	(1,072)
Operating margin	1.6%	(7.5%)		1.8%	(9.9%)
Other income	5	8		10	16

Income (loss) before income taxes	125	(423)		260	(1,056)
Income tax expense (benefit)	5	5		18	11
Net income (loss)	$ 120	$ (428)		$ 242	$ (1,067)

Net income (loss) per share
Basic	$ 0.01	$ (0.03)		$ 0.02	$ (0.07)
Diluted	$ 0.01	$ (0.03)		$ 0.02	$ (0.07)

Weighted Average Shares Outstanding
Basic	15,295	15,232		15,319	15,221
Diluted	15,438	15,232		15,402	15,221

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2013	June 30, 2013
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 15,280	$ 15,503
Restricted cash	111	111
Accounts receivable, net	3,075	2,595
Inventory	1,367	1,632
Prepaid and other current assets	704	583
Total current assets	20,537	20,424
Property, plant and equipment, net	4,142	4,440
Intangible assets, net	748	668
Total assets	$ 25,427	$ 25,532

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,143	$ 1,085
Accrued liabilities	1,490	1,345
Deferred revenue	1,389	1,351
Total current liabilities	4,022	3,781
Long-term deferred revenue	493	579
Other long-term liabilities	7	102
Total liabilities	4,522	4,462
Stockholders' equity:
Total stockholders' equity	20,905	21,070
Total liabilities and stockholders' equity	$ 25,427	$ 25,532

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(unaudited)
(in thousands)

	Three-Months Ended December 31,
	2013	% Total	2012	$ Change	%
BILLINGS BY MARKET:
Home Health Care	$ 1,787	24.8%	$ 1,559	$ 228	14.6%
Retail	1,836	25.4%	1,434	402	28.0%
Professional	1,309	18.1%	950	359	37.8%
Pharmaceutical Manufacturer	1,453	20.1%	910	543	59.7%
Assisted Living	414	5.7%	376	38	10.1%
Core Government	97	1.3%	108	(11)	(10.2%)
Other	335	4.6%	202	133	65.8%
Subtotal	7,231	100.0%	5,539	1,692	30.5%
GAAP Adjustment *	418		178	240	134.8%
Revenue Reported	$ 7,649		$ 5,717	$ 1,932	33.8%

	Six-Months Ended December 31,
	2013	% Total	2012	$ Change	%
BILLINGS BY MARKET:
Home Health Care	$ 3,740	26.8%	$ 3,306	$ 434	13.1%
Retail	3,684	26.4%	2,599	1,085	41.7%
Professional	2,779	19.9%	1,951	828	42.4%
Pharmaceutical Manufacturer	2,058	14.8%	1,472	586	39.8%
Assisted Living	846	6.1%	752	94	12.5%
Core Government	250	1.8%	500	(250)	(50.0%)
Other	586	4.2%	388	198	51.0%
Subtotal	13,943	100.0%	10,968	2,975	27.1%
GAAP Adjustment *	(21)		(98)	77	(78.6%)
Revenue Reported	$13,922		$10,870	$ 3,052	28.1%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(unaudited)
(in thousands)

	Three-Months Ended December 31,
	2013	% Total	2012	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 3,388	46.9%	$ 2,377	$ 1,011	42.5%
Distributors	2,898	40.1%	2,387	511	21.4%
Inside and Online Sales	945	13.1%	775	170	21.9%
Total Billings By Channel	$ 7,231	100.0%	$ 5,539	$ 1,692	30.5%

	Six-Months Ended December 31,
	2013	% Total	2012	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 5,833	41.8%	$ 4,149	$ 1,684	40.6%
Distributors	6,059	43.5%	5,272	787	14.9%
Inside and Online Sales	2,051	14.7%	1,547	504	32.6%
Total Billings By Channel	$ 13,943	100.0%	$ 10,968	$ 2,975	27.1%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income (Loss) to EBITDA
(unaudited)
(in thousands)

	Three-Months Ended December 31,		Six-Months Ended December 31,
	2013	2012	2013	2012

Net Income (Loss)	$ 120	$ (428)	$ 242	$(1,067)

Income tax expense	5	5	18	11
Interest income	(5)	(8)	(10)	(16)
Depreciation and amortization	282	277	554	553

EBITDA	$ 402	$ (154)	$ 804	$ (519)

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income (loss), plus income tax expense, interest income, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity's financial results, and accordingly, EBITDA should not be considered an alternative to operating income (loss), net income (loss), or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Income (Loss) Per Share*
(unaudited)
(in thousands, except per share data)

	Three-Months Ended December 31,		Six-Months Ended December 31,
	2013	2012	2013	2012

Net Income (Loss)	$ 120	$ (428)	$ 242	$ (1,067)

Diluted net income (loss) per share	$ 0.01	$ (0.03)	$ 0.02	$ (0.07)

Adjustments:
Severance costs	102	--	102	--
Legal costs related to CDC claim	157	--	157	--
Accrued loss on sublease	--	98	--	98

Adjustments	379	(330)	501	(969)

Adjusted Net Income (Loss)	$ 379	$ (330)	$ 501	$ (969)

Adjusted diluted net income (loss) per share	$ 0.02	$ (0.02)	$ 0.03	$ (0.06)

* In accordance with U.S. generally accepted accounting principles (GAAP), the Company's net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance. Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company believes this information is useful to investors and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.
CONTACT: For more information contact:
         Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         Phone: (203) 972-9200
         Email: jnesbett@institutionalms.com